Exhibit (d)(4)

LIMITED GUARANTEE

This Limited Guarantee, dated as of April 21, 2015 (this “Limited Guarantee”), by each of Francisco Partners IV, L.P., a Cayman Islands exempted limited partnership (“FP IV”), and Francisco Partners IV-A, L.P., a Cayman Islands exempted limited partnership (“FP IV-A” and, together with FP IV, the “Guarantors”), in favor of Procera Networks, Inc., a Delaware corporation (the “Guaranteed Party”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time-to-time, the “Merger Agreement”; capitalized terms used but not defined in this Limited Guarantee shall have the meanings ascribed to such terms under the Merger Agreement), by and among KDR Holding, Inc., a newly-formed Delaware corporation (“Parent”), KDR Acquisition, Inc., a newly-formed Delaware corporation that is a wholly-owned subsidiary of Parent (“Purchaser”) and the Guaranteed Party, each of the Guarantors, severally and not jointly (based on their respective Pro Rata Portions (as defined below)), hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual payment, on the terms and subject to the conditions hereof, the Guarantor’s Pro Rata Portion (as defined below) of Parent’s and/or Purchaser’s obligation (i) to pay damages incurred as a result of any willful and material breach of the Merger Agreement by Parent or Purchaser prior to a termination of the Merger Agreement by the Guaranteed Party pursuant to Section 7.1(b), Section 7.1(g) or Section 7.1(h) thereof and (ii) to pay when due Parent’s and Purchaser’s payment obligations under Article 1 and Article 2 of the Merger Agreement if Parent and Purchaser fail for any reason to pay such amounts when due (collectively, “Obligations”); provided, that the maximum aggregate liability of the Guarantors hereunder shall not exceed an amount equal to the sum of (a) Two Hundred Forty Million Five Hundred Eighty-Four Thousand Two Hundred Eighty-Seven Dollars ($240,584,287) and (b) to the extent that the Guaranteed Party is the prevailing party in connection with the enforcement of its rights under or in respect of this Limited Guarantee or under the Equity Commitment Letter, all reasonable out-of-pocket costs and expenses (including attorney’s fees and expenses) incurred by the Guaranteed Party in connection with the enforcement of its rights under or in respect of this Limited Guarantee or under the Equity Commitment Letter (collectively, the “Cap”) and the Guaranteed Party hereby agrees that the Guarantors shall in no event be required to pay under, in respect of, or in connection with this Limited Guarantee, more than the Cap and that the Guarantors shall not have any obligation or liability to any person relating to, arising out of or in connection with this Limited Guarantee other than as expressly set forth herein, and it being further understood that in no event shall this Limited Guarantee be enforced without giving effect to the Cap. The “Pro Rata Portion” for FP IV shall be 66.61%, and the “Pro Rata Portion” for FP IV-A shall be 33.39%.

2. Nature of Guarantee. This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Purchaser or any other Person or whether Parent, Purchaser or any other Person is joined in any such action or actions. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantors under this Limited Guarantee and of the other Guarantors under the other Limited Guarantees shall be several and not joint. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. In the event any payment to the Guaranteed Party in respect of any Obligation is rescinded or otherwise must be (and is) returned to the Guarantors for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Obligations as if such payment had not been made to the extent such Guarantors are in fact liable for such payment hereunder.

3. Changes in Obligations; Certain Waivers. Each of the Guarantors agrees that the Guaranteed Party may at any time and from time-to-time, without notice to or further consent of such Guarantor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent and Purchaser for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any other agreement between the Guaranteed Party and Parent and Purchaser without in any way impairing or affecting such Guarantor’s Obligations under this Limited Guarantee, but in any case subject to the last sentence of Section 4 and to Section 7 hereof. Each Guarantor agrees that, except as set forth in Section 7, the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Purchaser or any Guarantor; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (c) any change in the corporate existence, structure or ownership of Parent, Purchaser, any Guarantor or any other Person now or hereafter liable with respect to any of the Obligations; (d) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Purchaser, any Guarantor or any other Person now or hereafter liable with respect to the Obligations; (e) the existence of any claim, set-off or other right which any Guarantor may have at any time against Parent, Purchaser, any Guarantor or any Affiliate of Parent, Purchaser or any Guarantor, whether in connection with the Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment of any of the Obligations; (g) any change in the applicable laws in any jurisdiction; (h) the addition, substitution or release of any Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement (including any Guarantors); or (i) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantors or otherwise operate as a discharge of the Guarantors as a matter of law or equity (other than payment of the Obligations). To the fullest extent permitted by law, each Guarantor hereby expressly and unconditionally waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor expressly and unconditionally waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and Purchaser and Shearman & Sterling LLP in accordance with Section 8.9 of the Merger Agreement and Section 10 hereof), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Purchaser, and all suretyship defenses generally (other than fraud or willful misconduct by the Guaranteed Party or any of its Subsidiaries, defenses to the payment of the Obligations that are available to Parent or Purchaser under the Merger Agreement or breach by the Guaranteed Party of this Limited Guarantee). Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits, reasonable and not contrary to public policy or Law.

4. Additional Agreements. The Guaranteed Party hereby covenants and agrees that it shall not institute, and to the fullest extent permitted by applicable law, it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with the Merger Agreement or otherwise relating thereto against the Guarantors (except for claims by the Guaranteed Party against the Guarantors under this Limited Guarantee, subject to the limitations described herein), Parent and Purchaser (except for claims under the Merger Agreement, subject to the limitations described therein) or against (a) any of the Guarantors’ respective former, current or future directors, officers, agents, Affiliates (other than Parent and Purchaser) or employees, (b) any of the respective former, current or future general or limited partners, members, managers or stockholders of the Guarantors or any Affiliate thereof (other than Parent and Purchaser), or (c) any former, current or future directors, officers, agents, Affiliates, general or limited partners, members, managers or stockholders of any of the foregoing (other than Parent and Purchaser) ((a) through (c) collectively, the “Guarantor Affiliates”); provided, however, that in the event any Guarantor (i) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of all of such Guarantor’s remaining net assets plus uncalled capital commitment is less than the amount of the Obligations, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statue, regulation or other applicable law, against such continuing or surviving entity or such Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the unpaid liability hereunder. As used herein, unless otherwise specified, the term Guarantor shall include such Guarantor’s Successor Entity. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees that to the extent Parent and Purchaser satisfy or are otherwise relieved of their obligations under the Merger Agreement, each of the Guarantors shall be similarly relieved of its obligations under this Limited Guarantee.

5. No Waiver; Cumulative Rights. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power, whether express, implied or available as a matter of law hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against Parent, Purchaser or any other Person liable for the Obligations prior to proceeding against any Guarantor hereunder. Notwithstanding anything in this Limited Guarantee to the contrary, nothing in this Limited Guarantee shall limit or impair the Guaranteed Party’s rights under the Merger Agreement.

6. Representations and Warranties. Each of the Guarantors, severally and not jointly, hereby represents and warrants that:

a) it is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization;

b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s partnership agreement or other organizational documents or any law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets;

c) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

d) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

e) such Guarantor has available sufficient capital commitments from its limited partners to pay and perform its Obligations under this Limited Guarantee, and funds equal to or in excess of such Guarantor’s Pro Rata Portion of the Cap either on hand or through uncalled capital commitments and its limited partners or other investors have the obligations to fund such capital commitments and such funds and/or commitments shall be available to such Guarantor for as long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

Each of the Guarantors acknowledges that the Guaranteed Party has specifically relied on the accuracy of the representations and warranties contained in this Section 6 in entering into the Merger Agreement.

7. Continuing Guarantee; Enforcement. This Limited Guarantee shall remain in full force and effect and shall be binding on each of the Guarantors and its respective successors and assigns until its Obligations are satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee as of the earlier of (i) payment of Parent’s and Purchaser’s obligations pursuant to Article 1 and Article 2 of the Merger Agreement and (ii) 60 days after any termination of the Merger Agreement if the Guaranteed Party has not commenced a Proceeding (as defined in Section 13 hereof) for payment of all or a portion of the Obligations by the end of such 60 day period. Notwithstanding the foregoing, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantors’ liability to the Cap, the provisions of Section 4 hereof, the provisions of this Section 7, or the provisions of Section 8 hereof, are illegal, invalid or unenforceable, in whole or in part, then (i) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and be null and void, and (ii) none of the Guarantors shall have any liability to the Guaranteed Party under this Limited Guarantee.

8. No Recourse. The Guaranteed Party by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantors shall have any obligation under this Limited Guarantee and that no recourse under this Limited Guarantee shall be had against any Guarantor Affiliate other than the Guarantors, whether by the enforcement of any assessment or by any legal or equitable proceeding. The Guaranteed Party agrees that neither it nor any of its Affiliates have any right of recovery against the Guarantors or any Guarantor Affiliate, through Parent, Purchaser or otherwise, whether by piercing of the corporate veil, by a claim on behalf of Parent or Purchaser against the Guarantors or Parent’s stockholders or Affiliates, or otherwise, except for the rights against the Guarantors under this Limited Guarantee or the Equity Commitment Letter. Recourse against the Guarantors under this Limited Guarantee and/or the Equity Commitment Letter shall be the exclusive remedy of the Guaranteed Party and its Affiliates against the Guarantors and any Guarantor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement and the transactions contemplated thereby. The Guaranteed Party hereby covenants and agrees that it shall not institute and, to the fullest extent permitted by applicable law, it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantors, or any Guarantor Affiliate (except for claims against the Guarantors under this Limited Guarantee and claims against the Guarantors in accordance with the Equity Commitment Letter). Except as contemplated under Section 9, nothing set forth in this Limited Guarantee shall affect or be construed to confer or give any Person other than the Guarantors and the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person.

9. No Assignment. Neither of the Guarantors nor the Guaranteed Party may assign its rights, interests or obligations, including the Obligations (subject to the Cap) hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by either Guarantor) or the Guarantors (in the case of an assignment by the Guaranteed Party); provided, however, the Guarantors may assign all or a portion of their rights and obligations hereunder, including the Obligations (subject to the Cap) to an Affiliate capable of making the representations set forth in Section 6 above and if such Guarantor assigns such portion (or the entirety of) such Guarantor’s commitment under the Equity Commitment Letter in accordance with the terms thereof to the assignee, or to an entity managed or advised by an Affiliate of the Guarantors capable of making the representations set forth in Section 6 above and if such Guarantor assigns such portion (or the entirety of) such Guarantor’s commitment under the Equity Commitment Letter in accordance with the terms thereof to the assignee; provided further that no such assignment shall relieve the Guarantors of any liability or obligation hereunder, including the Obligations (subject to the Cap), except to the extent actually performed or satisfied by the assignee. Any attempted assignment in violation of this Section 9 shall be null and void.

10. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to the Guaranteed Party, to it at:

Procera Networks, Inc.

47448 Fremont Boulevard

Fremont, CA 94538

Attention: Chief Executive Officer

Facsimile: (510) 656-1355

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, CA 94304

Attention: Jeffrey T. Hartlin

Facsimile No: (650) 320-1904

if to the Guarantors, to them at:

Francisco Partners

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Attention: Chief Operating Officer

Facsimile: (415) 418-2999

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Four Embarcadero Center, Suite 3800
San Francisco, CA 94111
Attention:	Michael J. Kennedy
Jeffrey C. Wolf
Facsimile:	(415) 616-1199

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

11. Governing Law. This Limited Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

12. Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Limited Guarantee or any of the transactions contemplated hereby shall be heard and determined in a state court located in the Court of Chancery of the State of Delaware, and the parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding, and (ii) agree (A) to the extent each such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as each such party’s agent for acceptance of legal process, and (B) that, to the fullest extent permitted by applicable law, service of process may also be made on each such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (ii) (A) or (B) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon each such party personally within the State of Delaware. Without limiting the foregoing, each FP Party irrevocably appoints Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 as its agent for service of process for purposes of any action or proceeding by Guaranteed Party in connection with this Agreement and the transactions contemplated hereby. The consent to jurisdiction set forth in this paragraph shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

13. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE (EACH, A “PROCEEDING”). Each party to this Limited Guarantee certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Limited Guarantee by, among other things, the mutual waivers and certifications in this Section 13. The parties agree that service of summons, complaint or other process in connection with any such actions or proceedings may be made as set forth in Section 10 of this Limited Guarantee with respect to service of notices, and that service so made shall be as effective as if personally made in the State of Delaware.

14. Counterparts. This Limited Guarantee may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Limited Guarantee and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Limited Guarantee as to the parties and may be used in lieu of the original Limited Guarantee for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

15. Amendments; Waivers. This Limited Guarantee may not be modified, amended, altered or supplemented except by an instrument in writing signed by each of the parties hereto. Any party hereto may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

16. Severability. If any term or other provision of this Limited Guarantee is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

17. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Limited Guarantee. In the event an ambiguity or question of intent or interpretation arises, this Limited Guarantee shall be construed as if drafted jointly by the parties and the parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

18. No Subrogation. The Guarantors hereby irrevocably waive any and all rights to which the Guarantors may be entitled, by operation of law or otherwise, upon making any payment hereunder, (a) to be subrogated to the rights of Guaranteed Party against any of the Parent or the Purchaser with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by the Parent or the Purchaser in respect thereof, or (b) to receive any payment, in the nature of contribution or for any other reason, from any of the Parent or the Purchaser with respect to such payment.

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IN WITNESS WHEREOF, each of the parties has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

FRANCISCO PARTNERS IV, L.P. a Cayman Islands exempted limited partnership

By:	FRANCISCO PARTNERS GP IV, L.P.
its General Partner

By:	FRANCISCO PARTNERS GP IV MANAGEMENT LIMITED its General Partner

By:	/s/ Andrew Kowal
	Name:	Andrew Kowal
	Title:	Managing Director

FRANCISCO PARTNERS IV-A, L.P. a Cayman Islands exempted limited partnership

By:	FRANCISCO PARTNERS GP IV, L.P. its General Partner

By:	FRANCISCO PARTNERS GP IV MANAGEMENT LIMITED its General Partner

By:	/s/ Andrew Kowal
	Name:	Andrew Kowal
	Title:	Managing Director

PROCERA NETWORKS, INC.

By:	/s/ James Brear
	Name:	James Brear
	Title:	CEO

[Signature Page to Limited Guarantee]